UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Deciphera Pharmaceuticals, Inc.
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Deciphera Pharmaceuticals, Inc.

500 Totten Pond Road

6th Floor

Waltham, MA 02451

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Deciphera Pharmaceuticals, Inc. will be held on June 11, 2019, at 3:00 P.M. Eastern Time, at offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. The purpose of the meeting is the following:

    1.            to elect two directors, Steven L. Hoerter and John R. Martin to serve as Class II directors until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

    2.            to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

    3.            to transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors of Deciphera Pharmaceuticals, Inc.

Only Deciphera Pharmaceuticals, Inc. stockholders of record at the close of business on April 12, 2019, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2018 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2018 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2018 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Steven L. Hoerter President, Chief Executive Officer and Director

April 22, 2019

DECIPHERA PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors, or the Board of Directors, has made this proxy statement, or this Proxy Statement, and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2019 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin by no later than April 22, 2019.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 11, 2019: This Proxy Statement, the accompanying proxy card or voting instruction card and our 2018 Annual Report on Form 10-K are available at http://www.proxydocs.com/DCPH.

In this Proxy Statement, the terms “Deciphera,” “we,” “us,” and “our” refer to Deciphera Pharmaceuticals, Inc. The mailing address of our principal executive offices is Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore we are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including reduced compensation disclosures. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2021; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 12, 2019, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 38,189,052 shares of our common stock, par value $0.01 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 12, 2019.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the Delaware

General Corporation Law, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Under our Bylaws, any proposal other than an election of directors, which is determined by a plurality of the votes properly cast, is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and such vote will be counted as a broker “non-vote.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as a proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting or (2) attending the Annual Meeting and voting in person

(although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

Expenses of Solicitation

Deciphera is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails or otherwise. We have hired Mediant Communications, Inc. to assist us in the distribution of proxy materials and the tabulation of votes.

Procedure for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the next annual meeting of our stockholders must satisfy the requirements set forth in the advance notice provision under our Bylaws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on February 12, 2020 and March 13, 2020. If the date of the next annual meeting of the stockholders is scheduled to take place before May 12, 2020, or after August 10, 2020, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 24, 2019. If the date of the annual meeting is changed by more than 30 days from the date of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of two Class II Directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, or the Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the current Class II members: Steven L. Hoerter and John R. Martin. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2022 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class II director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class II Directors

The names of the nominees for Class II directors and certain information about each as of March 18, 2019 are set forth below.

Name	Positions and Offices Held with Deciphera	Director Since	Age
Steven L. Hoerter	Director, President and Chief Executive Officer	2018	48
John R. Martin	Director	2015	58

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director nominee meets the minimum qualifications established by the Nominating and Corporate Governance Committee.

Nominees for Election for a Three-Year Term Ending at the 2022 Annual Meeting

Steven L. Hoerter. Mr. Hoerter has served as our President and Chief Executive Officer since March 2019 and has been a member of our Board of Directors since May 2018. Prior to joining us, Mr. Hoerter served as the chief commercial officer for Agios Pharmaceuticals, Inc., a pharmaceutical company, from February 2016 to March 2019. From September 2018 through the present, Mr. Hoerter has served on the board of directors of Constellation Pharmaceuticals, Inc., a biotechnology company, and from December 2016 to February 2018, Mr. Hoerter served on the board of directors of Ignyta, Inc., a biopharmaceutical company. From August 2011 to March 2015, Mr. Hoerter served as senior vice president, commercial and from March 2015 to February 2016, as executive vice president and chief commercial officer at Clovis Oncology, Inc., a biopharmaceutical company, where he built and led the global commercial organization that developed go-to-market strategies for two oncology therapies. Before joining Clovis in August 2011, he was general manager and management center head at Roche Group, a pharmaceutical company, for the Sub-Saharan Africa and Indian Ocean Region. From 2005 to 2010, Mr. Hoerter held a variety of positions at Genentech, Inc., a biotechnology company, including serving on the senior leadership team for Genentech’s bio-oncology business as senior director, pipeline development and commercial operations. Prior to that, Mr. Hoerter held commercial roles at Chiron Corporation, a biopharmaceutical company, and Eli Lilly and Company, a pharmaceutical company, in the United States, Europe and Africa. Mr. Hoerter received his B.A. from Bucknell University, M.B.A. from Tilburg University and M.S. in management from Purdue University. We believe that Mr. Hoerter’s pharmaceutical and biotechnology experience qualifies him to serve on our Board of Directors.

John R. Martin. Mr. J. Martin has served as a member of our Board of Directors since February 2015. Mr. J. Martin has served as the President and Chief Executive Officer of Clinical Reference Laboratory since January 2015, having previously served as Executive Vice President and Chief Administrative Officer of Clinical Reference Laboratory from February 2014 to January 2015. Mr. J. Martin has also served as President and Chief Executive Officer of CHC, Inc., the parent company of Clinical Reference Laboratory, since June 2016, in addition to serving as the Chairman of the Board of FormFox, Inc., another subsidiary of CHC, Inc., since August 2016. Prior to joining Clinical Reference Laboratory, Mr. J. Martin held senior executive roles with Viracor-IBT Laboratories, a clinical diagnostic laboratory specializing in infectious disease and immunology, first as its Chief Financial Officer and then as its President and Chief Executive Officer. Prior to Viracor, Mr. J. Martin was with George K. Baum & Company, where he served as Managing Director leading the firm’s middle market investment banking and strategic advisory practice. Mr. J. Martin’s career also includes 11 years in management roles with Sprint Corporation and General Electric. Mr. J. Martin holds a B.S. in Finance from Kansas State University. We believe that Mr. J. Martin’s executive experience in clinical diagnostics, finance and general business administration qualifies him to serve on our Board of Directors.

Directors Not Standing for Election or Re-Election

The names of, and certain information as of March 18, 2019 about, the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Deciphera	Director Since	Age
Patricia L. Allen	Director	2016	57
Edward J. Benz, Jr., M.D.	Director	2016	72
James A. Bristol, Ph.D.	Director, Chairperson of the Board of Directors	2007	72
Michael J. Ross, Ph.D.	Director	2015	69
Michael D. Taylor, Ph.D.	Director	2014	64
Dennis L. Walsh	Director	2015	51

Directors Continuing in Office Until the 2020 Annual Meeting (Class III)

Patricia L. Allen. Ms. Allen has served as a member of our Board of Directors and as the Chairperson of the Audit Committee since September 2016. Since 2013, Ms. Allen has served as Chief Financial Officer of Zafgen, Inc. Ms. Allen has over 20 years of financial leadership experience in the biotechnology industry at both publicly traded and private companies. From 2011 to 2012, she provided independent consulting services to biotechnology companies in a variety of areas, including interim chief financial officer services, fundraising, deal structures, financial planning, organizational structure, investor relations and business development. Previously, from 2004 to 2011, Ms. Allen served as the Vice President of Finance, Treasurer and Principal Financial Officer of Alnylam Pharmaceuticals, Inc., a publicly traded biotechnology company. Prior to Alnylam, Ms. Allen was at Alkermes, Inc., a publicly traded biotechnology company, most recently as the Director of Finance. Ms. Allen began her career as an auditor at Deloitte & Touche, LLP. Ms. Allen graduated summa cum laude from Bryant College with a B.S. in business administration. We believe that Ms. Allen is qualified to serve on our Board of Directors based on her experience in the biopharmaceutical industry, as well as her expertise in finance and accounting.

Edward J. Benz, Jr., M.D. Dr. Benz has served as a member of our Board of Directors since October 2016 and as the Chairperson of the Nominating and Corporate Governance Committee since September 2017. Dr. Benz is currently the President and CEO Emeritus of the Dana Farber Cancer Institute, Richard and Susan Smith Distinguished Professor of Medicine, professor of Pediatrics, professor of Pathology, and faculty dean for Oncology Emeritus at Harvard Medical School. From November 2000 until October 2016, Dr. Benz served as President and Chief Executive Officer of the Dana-Farber Cancer Institute, Chief Executive Officer of Dana-Farber/Partners CancerCare, Director of Dana-Farber/Harvard Cancer Center and a Trustee of Dana Farber/Children’s Hospital Cancer Care. Prior to joining Dana-Farber, Dr. Benz was Chairperson of the Department of Medicine and Physician in Chief at the Johns Hopkins University School of Medicine and the Sir William Osler Professor of Medicine. Dr. Benz is also a past president of the American Society of Hematology, the American Society of Clinical Investigation, the American Clinical and Climatological Association, the Friends of the National Institute of Nursing and the Association of American Cancer Institutes. From March 2002 to June 2016, Dr. Benz served as associate editor of the New England Journal of Medicine. He also served on the board of directors of Xenetic Biosciences, Inc., a publicly traded biopharmaceutical company, and serves on the boards of directors of Knowledge to Practice, Inc. and Advantagene, privately held companies, as well as non-profit organizations, including the Rockefeller University and MDI Biological Laboratory. Dr. Benz is the author of over 300 books, chapters, reviews and abstracts. Dr. Benz holds an M.D. degree magna cum laude from Harvard Medical School, a M.A. Privatim degree from Yale University and an A.B. degree cum laude from Princeton University. We believe that Dr. Benz’s scientific and medical background and experience in clinical oncology qualifies him to serve on our Board of Directors.

Dennis L. Walsh. Mr. Walsh has served as a member of our Board of Directors since February 2015. Mr. Walsh is currently Senior Vice President and Chief Financial Officer of Americo Life, Inc., a privately owned life insurance company, a role he has held since October 2018. Prior to Americo, Mr. Walsh was a partner with Walsh Washburn, LLC, a tax and finance consulting firm, which he co-founded in 2003. Prior to founding Walsh Washburn, LLC, Mr. Walsh was the controller and tax director for six years for Americo Life, Inc. Mr. Walsh began his career with Touche Ross & Company, where he served in the tax department for ten years. Mr. Walsh holds a Masters in Accounting from the University of Missouri, Kansas City as well as a BSBA in Accounting from Rockhurst University, and is a Certified Public Accountant. We believe that Mr. Walsh’s experience in finance, tax and business administration qualifies him to serve on our Board of Directors.

Directors Continuing in Office Until the 2021 Annual Meeting (Class I)

James A. Bristol, Ph.D. Dr. Bristol has served as a member of our Board of Directors since August 2007, as Chairperson since February 2015 and as co-Chairperson from September 2007 to February 2015. Dr. Bristol has also served as Chairperson of the Compensation Committee since September 2017. Dr. Bristol worked for 32 years in drug discovery, research and preclinical development at Schering-Plough Corporation, Parke-Davis and Pfizer Inc., serving in various senior research and development roles. From 2003 until his retirement in 2007, Dr. Bristol served as Senior Vice President of Worldwide Drug Discovery Research at Pfizer Global Research & Development, where he oversaw 3,000 scientists at seven Pfizer sites as they produced an industry leading number of drug development candidates in 11 therapeutic areas. In 2009, Dr. Bristol joined Frazier Healthcare Ventures as a Senior Advisor. He has served as director of Ignyta, Inc. from 2014 to 2018 and Cadent Therapeutics, Inc. since 2011. Dr. Bristol is the author of over 100 publications, abstracts and patents, and he conducted postdoctoral research at the University of Michigan (NIH Postdoctoral Fellow) and at The Squibb Institute for Medical Research. Dr. Bristol holds a Ph.D. in organic chemistry from the University of New Hampshire and a B.S. in Chemistry from Bates College. We believe that Dr. Bristol is qualified to serve on our Board of Directors based on his experience in the biopharmaceutical industry, including in management and as a director, as well as his expertise in drug discovery and development.

Michael J. Ross, Ph.D. Dr. Ross has served as a member of our Board of Directors since December 2015. Since 2002, Dr. Ross has served as a Managing Partner at SV Health Investors, LLC, a venture capital firm that he joined as a venture partner in 2001. Previously, Dr. Ross served as the Chief Executive Officer of CyThera, Inc., Carta Proteomics Inc., MetaXen LLC and Arris Pharmaceutical Corp. Earlier in his career, Dr. Ross was employed at Genentech Inc., serving in several roles, including Vice President of Development and later Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross currently serves as co-chairman of Catabasis Pharmaceuticals, Inc., is on the board of directors of Ophthotech Corporation, both publicly traded biopharmaceutical companies, and is on the Board of Overseers of the Thayer School of Engineering at Dartmouth College. Dr. Ross received an A.B. in chemistry from Dartmouth College and a Ph.D. in chemistry from the California Institute of Technology and completed post doctorate training in molecular biology at Harvard University. We believe that Dr. Ross’ experience in the biopharmaceutical industry, including in management and as a director, as well as his expertise in drug discovery and development qualifies him to serve on our Board of Directors.

Michael D. Taylor, Ph.D. Dr. Taylor has been a member of our Board of Directors since March 2014. Dr. Taylor served as our President and Chief Executive Officer from March 2014 until his retirement in March 2019. Prior to joining Deciphera, Dr. Taylor was Chief Executive Officer of Ensemble Therapeutics, Corp., a small molecule drug discovery company, from July 2007 to October 2013. Prior to joining Ensemble, Dr. Taylor was Senior Vice President for Pfizer Inc.’s Global R&D division and served as Vice President, Drug Development at Warner-Lambert/Parke-Davis, where he led early and late-stage development projects across multiple therapeutic areas, including Lipitor® and Neurontin®. Dr. Taylor has authored or coauthored 65 manuscripts and published abstracts and is co-inventor on eight patents. Dr. Taylor holds a Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo School of Pharmacy, was awarded an NIH postdoctoral fellowship in natural products synthesis and structure elucidation at the University of Pennsylvania, and holds a B.S. magna cum laude in chemistry from the University of South Florida. We believe that Dr. Taylor’s experience with pharmaceutical companies and his executive leadership, managerial and business experience qualifies him to serve on our Board of Directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Broker non-votes and proxies marked to withhold authority with respect to one or more Class II directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the Class II director nominees listed above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee of the Board of Directors, or Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for the fiscal years ended December 31, 2018, 2017 and 2016. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2018 and 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$727,000	$1,510,800
Tax Fees	88,254	67,072
All Other Fees	2,756	—

Total	$818,010	$1,577,872

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2018 audit fees are $200,000 of fees billed in connection with our secondary public offering and $20,000 of fees billed in connection with the filing of our Registration Statement on Form S-3. Included in the 2017 audit fees is $987,800 of fees billed in connection with our initial public offering.

Other Fees. Other fees consist of an annual license fee for use of accounting research software.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 18, 2019, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 38,189,052 shares of our common stock outstanding as of March 18, 2019. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 18, 2019, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Brightstar Associates LLC (2)	16,572,370	43.40%
Entities affiliated with New Leaf Venture Partners (3)	4,104,140	10.75%
Entities affiliated with OrbiMed (4)	2,442,200	6.40%
Named Executive Officers and Directors
Steven L. Hoerter (5)	8,000	*
Michael D. Taylor, Ph.D. (6)	1,008,548	2.57%
Daniel C. Martin (7)	4,334	*
Thomas P. Kelly (8)	290,663	*
Patricia L. Allen (9)	38,198	*
Edward J. Benz, Jr., M.D. (10)	38,198	*
James A. Bristol, Ph.D. (11)	221,323	*
John R. Martin (12)	64,000	*
Michael J. Ross, Ph.D. (13)	55,333	*
Dennis L. Walsh (14)	64,000	*
All directors and executive officers as a group (13 persons) (15)	2,872,124	7.02%

*	Indicates beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451.
(2)

Based on the Schedule 13G filed with the SEC by Brightstar Associates LLC, or Brightstar, on January 26, 2018. Consists of an aggregate of 16,572,370 shares of common stock directly held by Brightstar. Brightstar is managed by a three-person managing board consisting of Mark K. Fallon, Gary L. Muller and Timothy Fritzel, and all action relating to the voting or disposition of these shares requires approval of a majority of the board. Such individuals expressly disclaim any beneficial ownership in these shares. The address of Brightstar is 1020 Central Street, Suite 300, Kansas City, Missouri 64105.

(3)

Based on the Schedule 13D filed with the SEC by New Leaf Ventures III, L.P., or NLV III, New Leaf Biopharma Opportunities I, L.P., or Biopharma I, New Leaf Venture Associates III, L.P., or NLV Associates III, BPO Associates I, L.P., or NLBA I, New Leaf Venture Management III, L.L.C., or NLV Management III, Liam Ratcliffe, Jeani Delagardelle, Ronald M. Hunt and Vijay K. Lathi on June 21, 2018. Consists of an aggregate of 4,104,140 shares of common stock, of which (i) 1,957,832 shares are directly owned by NLV III, and (ii) 2,146,308 shares are directly owned by Biopharma I, except that (a) NLBA I, the sole general partner of Biopharma I, may be deemed to have sole power to vote or dispose of such shares owned by Biopharma I, (b) NLV Associates III, the sole general partner of NLV III, may be deemed to have sole power to vote or dispose of such shares owned by NLV III, (c) NLV Management III, as the sole general partner of NLBA I and ultimate general partner of Biopharma I, may be deemed to have sole power to vote or dispose of all of the shares directly owned by Biopharma I, and as the sole general partner of NLV Associates III and ultimate general partner of NLV III, may be deemed to have sole power to vote or dispose of all of the shares directly owned by NLV III, and (d) Liam Ratcliffe, Ronald M. Hunt and Vijay K. Lathi, the sole members of NLV Management III, may be deemed to have shared power to vote or dispose of all of such shares. The address of the principal business office of NLV III, NLV Associates III, Biopharma I, NLBA I, NLV Management III, Liam Ratcliffe and Ronald M. Hunt is c/o New Leaf Ventures, 7 Times Square, Suite 3502, New York, New York 10036. The address of the principal business office of Vijay K. Lathi is c/o New Leaf Venture Partners, 2730 Sand Hill Road, Suite 110, Menlo Park, California 94025.

(4)

Based on the Schedule 13G filed with the SEC by OrbiMed Capital LLC, or Capital, and OrbiMed Advisors LLC, or Advisors, on February 13, 2019. Consists of 2,442,200 shares of common stock, of which (i) 2,093,900 shares directly owned by Capital and (ii) 348,300 shares are directly owned by Advisors. Advisors and Capital exercise investment and voting power over the shares through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares. Advisors disclaims beneficial ownership of the shares held indirectly by Capital, and Capital disclaims beneficial ownership of the shares held indirectly by Advisors. The address of the principal business office of OrbiMed is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(5)	Consists of 8,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(6)	Consists of 1,008,548 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(7)	Consists of 4,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(8)	Consists of 290,663 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(9)	Consists of 38,198 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(10)	Consists of 38,198 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(11)	Consists of 221,323 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(12)	Consists of 64,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(13)	Consists of 55,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(14)	Consists of 64,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019.
(15)

See notes 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 above. Also includes shares of common stock issuable pursuant to stock options exercisable within 60 days of March 18, 2019 held by Daniel L. Flynn, Christopher J. Morl and Stephen B. Ruddy, who are executive officers but not named executive officers.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2018 regarding shares of common stock that may be issued under our equity compensation plans, consisting of Deciphera Pharmaceuticals, LLC’s 2015 Equity Incentive Plan, or the 2015 Plan, and our 2017 Stock Option and Incentive Plan, or the 2017 Plan, and our 2017 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (#)		Weighted- average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	5,812,151	(1)	$10.92	2,732,649	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,812,151		$10.92	2,732,649

(1)

Includes 5,787,151 shares of common stock issuable upon the exercise of outstanding options under the 2017 and 2015 Plans and 25,000 shares subject to restricted stock units issued under the 2017 Plan that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with us.

(2)

As of December 31, 2018, there were 2,099,983 shares available for grant under the 2017 Plan and 632,666 shares available for grants under the 2017 Employee Stock Purchase Plan. As of the closing of our initial public offering, no additional equity awards may be granted under the 2015 Equity Incentive Plan.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Deciphera and their ages as of March 18, 2019.

Name	Age	Position
Steven L. Hoerter	48	Director, President and Chief Executive Officer
Daniel L. Flynn, Ph.D.	65	Executive Vice President, Chief Scientific Officer and Founder
Thomas P. Kelly	48	Executive Vice President, Chief Financial Officer and Treasurer
Christopher J. Morl	60	Chief Business Officer
Daniel C. Martin	44	Chief Commercial Officer
Stephen B. Ruddy, Ph.D.	55	Chief Technical Officer

You should refer to “Proposal 1: Election of Directors” above for information about our President and Chief Executive Officer, Steven L. Hoerter. Biographical information for our other executive officers, as of March 18, 2019, is set forth below.

Daniel L. Flynn, Ph.D. Dr. Flynn is our founder and has served as our Executive Vice President, Chief Scientific Officer since January 2019 and as our Chief Scientific Officer since March 2014. He previously served as Deciphera’s President and Chief Executive Officer from November 2003 to March 2014 and as a member of our Board of Directors from November 2003 to September 2015. Before founding Deciphera in 2003, Dr. Flynn held senior roles in small molecule chemistry with various biotechnology and pharmaceuticals companies, including as Senior Director of Chemistry with Millennium Pharmaceuticals, Director, Medicinal Chemistry at Amgen Inc., and Director of Medicinal Chemistry, Combinatorial Chemistry and Research Fellow at Monsanto Company, G.D. Searle Unit. Dr. Flynn is currently Adjunct Professor of Medicinal Chemistry at the University of Kansas-Lawrence and has served as the national Chair for the Division of Medicinal Chemistry of the American Chemical Society. Dr. Flynn received both his Ph.D. in medicinal chemistry and his B.S. in pharmacy from the University of Kansas, and he completed post-doctorate training in synthetic organic chemistry at Indiana University.

Thomas P. Kelly. Mr. Kelly has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2019 and as our Chief Financial Officer and Treasurer since February 2015. Prior to joining Deciphera, Mr. Kelly served as Chief Financial Officer of AdvanDx, Inc., a private molecular diagnostics company, from 2012 to 2014. Prior to joining AdvanDx, Mr. Kelly served as chief financial officer for various public and private life science companies, including deCODE genetics, Inc. from 2010 to 2011 and Critical Therapeutics, Inc. from 2007 to 2008. Prior to joining Critical Therapeutics, Mr. Kelly was a life sciences investment banker at Robertson Stephens and Canaccord Adams and was an attorney in the corporate and securities group of Foley, Hoag and Elliot, LLP. Mr. Kelly holds a Juris Doctor with honors degree from the University of Chicago Law School and a Bachelor of Science in Foreign Services degree cum laude from the Georgetown University School of Foreign Service.

Christopher J. Morl. Mr. Morl has served as our Chief Business Officer since October 2016. Mr. Morl has more than 25 years of experience in strategic and operational roles in private biotechnology and multinational pharmaceutical companies. Prior to joining Deciphera, Mr. Morl was a member of the senior executive team at miRagen Therapeutics, Inc., an oligonucleotide therapeutics discovery and development company, serving as the Chief Operating Officer from May 2016 to October 2016 and Chief Business Officer from May 2013 to May 2016. Prior to joining miRagen, Mr. Morl served in senior management roles at various biotechnology companies, including as Chief Operating Officer at Ambit Biosciences Corporation, an oncology-focused biotechnology company engaged in discovering and developing targeted small molecule kinase inhibitors, and as Vice President of Business Development at Agensys, Inc., prior to and following the acquisition of Agensys Inc. by Astellas Pharma, Inc. Before joining Agensys, he served for 20 years in positions of increasing responsibility in research, sales, marketing, business development and county/general management at GlaxoSmithKline plc. From February 2010 to December 2016, Mr. Morl served as an Independent Director of Alethia Biotherapeutics. Mr. Morl earned a B.Sc. (Hons) in Applied Biology and Pharmacology from the University of London (UK) and an M.B.A. from Cranfield School of Management (UK).

Daniel C. Martin. Mr. D. Martin has served as our Chief Commercial Officer since September 2018. He has more than 20 years of commercial experience within the biopharmaceutical industry with extensive background in oncology, including immuno-oncology. Prior to joining Deciphera, he served as Senior Vice President, Commercial at Heron Therapeutics, a commercial-stage biotechnology company, from July 2017 to September 2018, and as Vice President, Marketing and Market Access at Heron, from October 2016 to July 2017. Before joining Heron, Mr. D. Martin held commercial leadership positions at Dendreon Pharmaceuticals, from May 2011 to October 2012, and at Amgen Inc., from September 2007 to May 2011, where he played lead roles in multiple U.S. and global oncology launches. Earlier in his career, Mr. D. Martin was a management consultant with Deloitte Consulting, where he advised global biopharmaceutical companies in commercial strategy and operations. Mr. D. Martin received his undergraduate degree with honors in economics and biology from the University of Virginia and an MBA from the Wharton School at the University of Pennsylvania.

Stephen B. Ruddy, Ph.D. Dr. Ruddy has served as our Chief Technical Officer since May 2018. He has more than 25 years of global pharmaceutical management and leadership experience in small-molecule and biologics development and manufacturing. Prior to joining Deciphera, Dr. Ruddy served as Vice President of Pharmaceutical Development at TESARO, Inc., an oncology-focused biopharmaceutical company, from January 2015 to May 2018. Before joining TESARO, Dr. Ruddy served as Senior Director, Technology Development & Operations at ViroPharma Inc., from March 2012 to December 2014, prior to and following its acquisition by Shire plc. Prior to joining ViroPharma, he served for 19 years in roles of increasing responsibility in chemistry, manufacturing and control, or CMC, at Elan Corporation plc, Merck & Co. Inc., NanoSystems LLC and Sterling Winthrop Pharmaceuticals. Dr. Ruddy earned a B.S. in Pharmacy and a Ph.D. in Pharmaceutics, both from The University of North Carolina at Chapel Hill.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below the transactions, and series of similar transactions, since January 1, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

In connection with the completion of our initial public offering, or the IPO, in September 2017, we adopted a related party policy that requires all future transactions between us and any director, executive officer, nominee for director, beneficial owner of 5% or more of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Construction Loan

We are party to a loan agreement and a security agreement, each dated as of June 11, 2010, with Clinical Reference Laboratory, Inc., or CRL. We borrowed an aggregate of $2.8 million under the loan agreement in disbursements made to us from June 2010 to April 2011 to finance improvements to our laboratories at 645-47 Massachusetts Street, Lawrence, Kansas. One of our directors, John Martin, has been an employee of CRL since February 2014 in various executive roles and became President and Chief Executive Officer in January 2015. Mr. J. Martin has also been the President and Chief Executive Officer of CHC, Inc., the owner of CRL (which owns approximately 31% of Brightstar Associates LLC, a holder of more than 5% of our capital stock), since it was formed in June 2016. The loan was assigned to CHC, Inc. in December 2016. The loan bears interest at 6.0% per annum and we are required to make monthly payments of principal and interest, based on a 15-year straight-line amortization schedule, from January 1, 2011 through the maturity date of the loan, which is the earlier of January 1, 2026 and the termination of our lease for our offices at 645-47 Massachusetts Street. If there is any outstanding principal or accrued and unpaid interest on the maturity date, we are required to pay such amounts on the maturity date. We are not permitted to prepay the loan unless the lender otherwise consents.

The loan is collateralized by a security interest in all of our equipment and fixtures at our 645-47 Massachusetts Street laboratories, all improvements thereon, our rights in the lease for the premises and in each contract relating to such equipment and fixtures and proceeds from any of the foregoing. Under the loan agreement and the security agreement, we have agreed to affirmative, negative and financial covenants to which we will remain subject to until the loan has been paid off in full. These covenants include limitations on our ability to incur additional indebtedness and engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses, as well as requirements that we comply with a maximum liabilities-to-assets ratio, a minimum working capital threshold and a maximum debt-to-equity ratio. Events of default under the loan agreement include our failure to make payments when due, insolvency events, our failure to comply with covenants and material adverse effects with respect to us. The lender’s remedies upon an event of default include the ability to accelerate all amounts that are due under the loan agreement to become immediately due and payable.

As of February 28, 2019, there was $1.3 million in principal outstanding under the loan. During the year ended December 31, 2018, the largest aggregate amount of principal outstanding under the loan was $1.5 million. We paid an aggregate of $0.2 million in principal and an aggregate of $0.1 million in interest under the loan in the year ended December 31, 2018.

Master Services Agreement

We are party to a master services agreement, effective as of May 20, 2013, with CRL under which we have purchased and expect to continue to purchase laboratory services. Under the agreement, we have agreed to use CRL on an exclusive basis for certain of our laboratory testing needs. We incurred research and development expenses of $0.9 under the agreement in the year ended December 31, 2018. We are not committed to purchase any minimum amounts under the agreement.

Registration Rights Agreement

On October 2, 2017, we and certain holders of our common stock entered into a registration rights agreement, which provides for registration rights in respect of certain of our securities. The registration rights agreement is attached as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Executive Officer and Director Compensation

We have granted stock options and restricted stock units to our executive officers and our directors. See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers for a description of these options and restricted stock units.

Mary Anjanette Wilhelm, a sister-in-law of Dr. Daniel L. Flynn, our Executive Vice President, Chief Scientific Officer, is an Executive Assistant at the Company and earned an aggregate of $131,368 in total compensation in 2018, including base salary, annual incentive bonus, the grant date fair value of a stock option award granted in 2018 (which amount reflects the accounting expense for this award and does not necessarily correspond to the actual value, if any, that could be recognized by Ms. Wilhelm), any compensation received by her spouse, a brother-in-law of Dr. Flynn, and any other compensation. She also participates in the Company’s general welfare and benefit plans. Her compensation was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Flynn does not have a material interest in his sister-in-law’s employment, nor does he share a household with her. This transaction was approved by the Audit Committee in compliance with our related party policy described above.

Employment Agreements

We have entered into employment agreements or offer letters with our executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended December 31, 2018, see “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, the forms of which are attached as exhibits to our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2018. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2018, James A. Bristol, Ph.D., Liam Ratcliffe, M.D., Ph.D. and Dennis L. Walsh served and as of March 18, 2019, Dr. Bristol and Mr. Walsh presently serve on our Compensation Committee, with Dr. Bristol serving as Chairperson of the committee. None of the members of our Compensation Committee has at any time during the past fiscal year been one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock, or collectively, Reporting Persons, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2018, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements, with the exception of (i) a late Form 3 filing in connection with our initial public offering by each of the following Reporting Persons: Daniel L. Flynn; Christopher J. Morl; and Oliver Rosen, (ii) one transaction involving the conversion of equity awards in connection with our initial public offering reported in a late Form 4 filing by each of the following Reporting Persons: Dr. Flynn; Mr. Morl; and Dr. Rosen, (iii) two transactions reported in late Form 4 filings by Dr. Flynn in connection with the reporting the transfer of securities to a trust, and (iv) a late Form 3 and Form 4 filing by Stephen B. Ruddy in connection with his commencement of employment.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.     Our Board of Directors has determined that all members of the Board of Directors, except Mr. Hoerter and Dr. Taylor, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairperson of the Board of Directors, or Chairperson of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairperson of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our Bylaws do not require our Chairperson of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Code of Business Conduct and Ethics.     We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website (available at deciphera.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines.     The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NASDAQ Stock Market and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in under the “Investors—Corporate Governance” section of our website, www.deciphera.com. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees.     Our Board of Directors held six meetings during 2018. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2018, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Members of our Board of Directors are invited and encouraged to attend each annual meeting of stockholders.

During 2018, our Board of Directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee.     Patricia L. Allen, Michael J. Ross, Ph.D., and Edward J. Benz, Jr., currently serve on our Audit Committee, with Ms. Allen serving as Chairperson of the committee. Our Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ Stock Market rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated Ms. Allen as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	approving all Quarterly Reports on Form 10-Q;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

The Audit Committee held six meetings during 2018. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com.

Compensation Committee.     James A. Bristol, Ph.D. and Dennis L. Walsh currently serve on our Compensation Committee, with Dr. Bristol serving as Chairperson of the committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable NASDAQ Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	preparing the compensation committee report to be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other key officers.

The Compensation Committee held six meetings during 2018. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com.

Nominating and Corporate Governance Committee.     Edward J. Benz, Jr., M.D., James A. Bristol, Ph.D. and John R. Martin currently serve on the Nominating and Corporate Governance Committee, with Dr. Benz serving as Chairperson of the committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the board of directors and management.

The Nominating and Corporate Governance Committee held one meeting during 2018. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available under the “Investors—Corporate Governance” section of our website, www.deciphera.com.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Recommendations.”

Our Board of Directors may establish other committees from time to time.

Identifying and Evaluating Director Nominees.     The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors.

Minimum Qualifications.     Our Nominating and Corporate Governance Committee’s and our Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations.     Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, who will forward all recommendations to the Nominating and Corporate Governance Committee. All stockholder recommendations for director candidates must be submitted not less than 120 calendar days prior to the date on which our proxy statement is released to stockholders in connection with the previous year’s annual meeting, or

December 24, 2019 for our 2020 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications.     The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairperson of the Board via U.S. Mail or Expedited Delivery Service to: Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attn: Chairperson of the Board.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Deciphera Pharmaceuticals, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairperson of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight.     Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through committees, has responsibility for the oversight of risk management. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

THE AUDIT COMMITTEE

Patricia L. Allen Edward J. Benz, Jr. Michael J. Ross, Ph.D.

EXECUTIVE COMPENSATION

Overview

This section discusses the material elements of compensation for our named executive officers and the most important factors relevant to an analysis of these policies. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the “Summary Compensation Table” below, or our named executive officers, and is intended to place in perspective the data presented in the following tables and the corresponding narrative. Our named executive officers are Michael D. Taylor, Ph.D., Daniel C. Martin and Thomas P. Kelly.

Deciphera’s compensation programs are designed to:

•	attract, retain, motivate and reward a highly talented executive team within the context of responsible cost management;

•	align the interest and objectives of our executives with those of our stockholders by linking executive equity awards to stockholder value creation; and

•	establish a direct link between our individual/team performance and results and our executives’ compensation.

Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and reviews and makes recommendations to the full Board of Directors on compensation for our executive officers. The Compensation Committee and our Board of Directors considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. Radford, an Aon/Hewitt company, is our current advisor.

Summary Compensation Table – 2018 and 2017 Fiscal Years

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2018 and 2017 to our Chief Executive Officer and the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the year ended December 31, 2018. These individuals are our named executive officers for 2018:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Michael D. Taylor, Ph.D.(3)	2018	515,000	—	4,388,130	321,875	11,000	(4)	5,236,005
Former President and Chief Executive Officer	2017	430,400	—	998,654	220,000	8,100	(4)	1,657,154
Daniel C. Martin (5)	2018	217,875	722,000	2,189,097	45,000	702	(6)	3,174,674
Chief Commercial Officer
Thomas P. Kelly	2018	370,000	—	1,755,252	175,000	11,000	(4)	2,311,252
EVP, Chief Financial Officer & Treasurer

(1)

Amounts represent the aggregate grant-date fair value of restricted stock unit and option awards granted to our named executive officers in 2018 and 2017 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2018. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers upon vesting or exercise of the applicable awards.
(2)

Amounts represent each executive’s performance-based variable cash bonus, which was earned for the 2018 performance year and paid in February 2019, and which was earned for the 2017 performance year and paid in February 2018.

(3)	Dr. Taylor retired as our President and Chief Executive Officer effective March 2019.
(4)	The amounts reported represent matching 401(k) plan contributions by the Company.
(5)	Mr. D. Martin joined the Company on September 18, 2018. His salary and non-equity incentive plan compensation were prorated to reflect his partial year of service.
(6)	Represents the Company’s reimbursement of Mr. D. Martin’s relocation expense for the year ended December 31, 2018.

Narrative to Summary Compensation Table

Base Salary

Base salaries are determined for each named executive officer by our Board of Directors, which gives consideration to each officer’s experience, expertise and performance, as well as market compensation levels for similar positions. Our Board of Directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of the executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions, including base salary amounts relative to similarly situated executive officers at peer group companies. The table below reflects the base salaries in effect in 2018:

Name	2018 Base Salary ($)
Michael D. Taylor, Ph.D.	515,000
Daniel C. Martin	410,000
Thomas P. Kelly	370,000

Current base salaries for Messrs. D. Martin and Kelly are $420,000 and $430,000, respectively. See “ –Transition Agreement” below for details on Dr. Taylor’s current compensation arrangement.

Annual Performance-Based Incentive Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash incentives, which are designed to motivate our executives to achieve defined annual corporate goals and to reward our executives for their contributions towards achievement of these goals. The annual performance-based incentive each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors establishes at the beginning of each year. After the end of each year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.

Pursuant to the terms of their respective agreements governing their employment relationship with us (described below under “Employment Agreements with our Named Executive Officers.”), Dr. Taylor was eligible to receive a target bonus of up to 50% of his base salary, Mr. D. Martin is eligible to receive a target bonus of up to 35% of his base salary, and Mr. Kelly is eligible to receive a target bonus of up to 35% of his base salary. The bonus amounts vary from year to year based on corporate and individual performance.

Current bonus target percentages for Messrs. D. Martin and Kelly are 40% and 45%, respectively. See “Transition Agreement” below for details on Dr. Taylor’s current compensation arrangement.

Equity Incentive Compensation

In 2018, the Board of Directors made grants of stock option and restricted stock units to our named executive officers as specified in the “Outstanding Equity Awards at Fiscal Year-End Table—2018” below. Stock options, which have exercise prices equal to at least fair market value of our common stock on the date of grant, reward executive officers only if the stock price increases from the date of grant.

401(k) Plan

We participate in a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We provide a matching contribution of 100% of the first 3% of actual dollars contributed and then 50% of the next 2% contributed, not to exceed a maximum of 5% of gross wages. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions, as well as any Safe Harbor matching contributions they receive. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Health and Welfare Plan

Our named executive officers are also eligible to participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, and dental insurance. The Company does not provide special benefits to its executives and officers.

Employment Agreements with Our Named Executive Officers

Effective as of the completion of our initial public offering, Deciphera Pharmaceuticals, LLC entered into a new employment agreement with Dr. Taylor pursuant to which he served as the President and Chief Executive Officer until his resignation in March 2019 and a new employment agreement with Mr. Kelly pursuant to which he continues to serve as Chief Financial Officer. Deciphera Pharmaceuticals, LLC entered into an employment agreement with Mr. D. Martin in August of 2018 pursuant to which he continues to serve as Chief Commercial Officer. Each employment agreement provides for at-will employment and sets forth initial base salaries of $470,000, $410,000 and $355,000 for Dr. Taylor, Mr. D. Martin and Mr. Kelly, respectively, annual target bonuses of 50%, 35% and 35% of base salaries for Dr. Taylor, Mr. D. Martin and Mr. Kelly, respectively, and eligibility to participate in benefit plans generally. Mr. D. Martin’s employment agreement also provides for (i) a signing bonus of $100,000 payable upon the three-month anniversary of the commencement of his employment with us (or upon his earlier termination by us without “cause” (as defined in his employment agreement) or resignation for “good reason” (as defined in his employment agreement)) and (ii) an initial stock option grant, or the Initial Stock Option, and initial restricted stock unit award, or the Initial RSU, as disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table—2018” below.

Involuntary Termination of Employment

Pursuant to the employment agreements, in the event the applicable executive is terminated by us without “cause” (as defined in the applicable employment agreement) or he resigns for “good reason” (as defined in the applicable employment agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the executive will be entitled to (i) a cash severance equal to 12 months base salary and (ii) up to 12 monthly cash payments equal to the monthly contribution for health insurance for such executive. In addition, Mr. D. Martin’s employment agreement provides that in the event of his termination without cause or his resignation for good reason (A) within 12 months following the start of his employment, then 25% of his Initial Stock Option shall accelerate and vest in full as of the date of such termination and (B) within two years following the start of his employment, then his Initial RSU Award shall accelerate and vest in full as of the date of such termination.

Involuntary Termination of Employment in Connection with a Change in Control

In the event an executive is terminated by us without cause or he resigns for good reason, each within 12 months following a change in control (as defined in the agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the executive will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance equal to 150%, in the case of Dr. Taylor, and 100%, in the case of Mr. D. Martin and Mr. Kelly, of the sum of such executive’s base salary and target annual incentive compensation, (ii) up to 18 monthly cash payments, in the case of Dr. Taylor, and 12 monthly cash payments, in the case of Mr. D. Martin and Mr. Kelly, equal to the monthly contribution for health insurance for such executive, and (iii) for all outstanding and unvested equity awards of the company subject to time-based vesting held by the executives, full accelerated vesting of such awards.

The payments and benefits provided under the new employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the company pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to each executive in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Pursuant to the employment agreements, each of Dr. Taylor, Mr. D. Martin and Mr. Kelly are subject to standard confidentiality and nondisclosure, assignment of intellectual property work product and post-termination noncompetition and non-solicitation of employees, consultants and customers covenants.

Transition Agreement

Dr. Taylor resigned as our President and Chief Executive Officer, effective as of March 18, 2019, or the Effective Date. In connection with his resignation, Dr. Taylor entered into a Transition Agreement with the Company and Deciphera Pharmaceuticals, LLC, or the Transition Agreement, pursuant to which Dr. Taylor agrees to serve as Senior Advisor to the Company for a period of six months following the Effective Date at his current base salary of $560,000 and benefits. Pursuant to the terms of the Transition Agreement, following the end of his role as Senior Advisor, Dr. Taylor will receive the severance payments and benefits described above under “Involuntary Termination of Employment.” In addition, Dr. Taylor will forfeit all of his outstanding unvested equity awards except for those portions of his time-based stock-based equity awards (other than unvested options under the grant of options made on January 30, 2019) that would have vested during the one-year period immediately following the Effective Date, or the Preserved Equity, which shall continue to vest through the one year anniversary of the Effective Date, subject to the terms of the applicable equity documents and Dr. Taylor’s continued service as an employee or Board member. If, subject to certain conditions, such service ends prior to the one-year anniversary of the Effective Date, the vesting of the then unvested Preserved

Equity shall accelerate. Dr. Taylor will also receive a pro-rata amount of his target incentive compensation for 2019 for the period between January 1, 2019 and the Effective Date. Dr. Taylor will continue to serve as a director of the Company through his existing term expiring at the Company’s annual meeting of shareholders in 2021. During his service on the Board, Dr. Taylor will be eligible to receive compensation in accordance with and subject to the previously disclosed terms of the Company’s Non-Employee Director Compensation Program, or the NED Program, including a pro-rated quarterly retainer of $12,500 for any Board service following the one-year anniversary of the Effective Date and an annual option to purchase shares of the Company’s common stock beginning on the date of the 2020 annual meeting of stockholders in accordance with the terms of the NED Program. The Company will also extend the exercise period with respect to Dr. Taylor’s Preserved Equity until the earlier of (i) the original 10-year expiration date for such vested stock options as provided in the applicable equity documents, or (ii) 180 days after the later of the end of Dr. Taylor’s service on the Board or service as Senior Advisor. If a Sale Event (as defined in the Company’s 2017 Stock Option and Incentive Plan) occurs within the one-year period immediately following the Effective Date and Dr. Taylor is serving on the Board at the time of such Sale Event, then all of Dr. Taylor’s outstanding Preserved Equity that has not yet vested shall immediately vest and become exercisable.

Employment Agreement with Mr. Hoerter

In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Hoerter, or the Employment Agreement, which sets forth an initial base salary of $550,000 and annual target bonus of 60% of his base salary, and eligibility to participate in benefits plans generally.

Pursuant to the Employment Agreement, Mr. Hoerter will receive (i) a stock option to purchase 400,000 shares of the Company’s common stock with a strike price equal to the closing price of the Company’s common stock on the date of grant, which shall vest as to 25% of the underlying shares 12 months after his start date and in substantially equal monthly installments over the following three years, subject to Mr. Hoerter’s continuous service with the Company through each vesting date; (ii) restricted stock units representing 22,000 shares of the Company’s common stock, which shall vest in full on the one year anniversary of his start date, subject to Mr. Hoerter’s continuous service with the Company on such date; and (iii) restricted stock units representing 30,000 shares of the Company’s common stock, which shall vest in four equal annual installments following his start date, subject to Mr. Hoerter’s continuous service with the Company through each vesting date.

If Mr. Hoerter’s employment is terminated without “cause” (as defined in the Employment Agreement) or due to Mr. Hoerter’s resignation for “good reason” (as defined in the Employment Agreement”), subject to his executing a general release of claims, Mr. Hoerter will be entitled to receive (i) base salary continuation payments for 12 months plus Mr. Hoerter’s annual target bonus, (ii) Mr. Hoerter’s incentive compensation for the fiscal year prior to the termination date that has not yet been paid (if any) and (iii) up to 12 monthly cash payments equal to the monthly contribution for health insurance for Mr. Hoerter.

If Mr. Hoerter’s employment is terminated without cause or due to Mr. Hoerter’s resignation for good reason within 18 months following a change in control (as defined in the Employment Agreement), subject to his executing a general release of claims, Mr. Hoerter will be entitled to receive (i) a lump sum payment equal to two times the sum of Mr. Hoerter’s base salary plus Mr. Hoerter’s annual target bonus, (ii) Mr. Hoerter’s incentive compensation for the fiscal year prior to the termination date that has not yet been paid (if any), (iii) up to 18 monthly cash payments equal to the monthly contribution for health insurance for Mr. Hoerter and (iv) accelerated vesting of all time-based equity incentive awards granted to Mr. Hoerter and extension of the post-termination exercise period through the date that is 12 months following the date of termination.

In connection with his employment, Mr. Hoerter also entered into Employee Confidentiality, Assignment and Noncompetition Agreement, or the CAN Agreement. Pursuant to the CAN Agreement, during his employment and for 12 months thereafter, Mr. Hoerter has agreed to be subject to restrictions limiting his competing with the Company, including by soliciting its customers or hiring or soliciting its employees. Mr. Hoerter has also agreed not to disclose the Company’s confidential information and to assign certain inventions to the Company. Mr. Hoerter also entered into our standard form indemnification agreement for officers.

Outstanding Equity Awards at Fiscal Year-End Table—2018

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and number of shares of restricted stock awards held as of December 31, 2018.

		Option Awards (1)					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)
Michael D. Taylor, Ph.D.	3/1/2014	553,632	—	(3)	1.89	12/17/2025
	9/30/2015	99,966	23,068	(4)	1.89	12/17/2025
	7/1/2016	131,421	86,104	(4)	3.95	9/26/2026
	5/26/2017	98,021	149,612	(4)	6.13	6/03/2027
	1/01/2018	51,562	173,438	(4)	29.71	2/15/2028
Daniel C. Martin	9/18/2018	—	90,000	(3)(5)	36.10	9/17/2028
	9/18/2018						20,000	(6)	36.10
Thomas P. Kelly	2/23/2015	162,195	10,813	(3)	1.89	12/17/2025
	9/30/2015	31,239	7,209	(4)	1.89	12/17/2025
	7/01/2016	3,414	2,236	(4)	3.95	9/26/2026
	5/26/2017	40,859	62,360	(4)	6.13	6/03/2027
	1/01/2018	20,625	69,375	(4)	29.71	2/15/2028

(1)

Each option with a vesting commencement date prior to September 27, 2017 was granted pursuant to our 2015 Equity Incentive Plan. Each option granted with a vesting commencement date on or after September 27, 2017 was granted pursuant to our 2017 Stock Option and Incentive Plan. In the event of a change in control, 100% of the then-unvested options would become immediately vested and exercisable if the executive officer’s employment with the Company or acquiring/succeeding entity is terminated without cause or for good reason.

(2)	Such stock options will expire 10 years from date of grant.
(3)

These stock options vest quarterly over a period of four years with 6.25% of the shares underlying the grant vesting at the end of each successive three-month period following the vesting commencement date until the option is fully vested on the fourth anniversary of the vesting commencement date, subject to the continued employment of the executive officer.

(4)

These stock options vest monthly over a period of four years with 2.08% of the shares underlying the grant vesting at the end of each successive month following the vesting commencement date until the option is fully vested on the fourth anniversary of the vesting commencement date, subject to the continued employment of the executive officer.

(5)

In the event of Mr. D. Martin’s termination without cause or resignation for good reason within 12 months following the date he commenced employment with us, 25% of such stock option shall accelerate and vest in full.

(6)

These restricted stock units vest in two equal annual installments over two (2) years beginning on September 18, 2018 and will be settled only by delivering shares of our common stock. In the event of Mr. D. Martin’s termination without cause or resignation for good reason within two years following the date he commenced employment with us, such restricted stock units shall accelerate and vest in full.

Compensation Risk Assessment

We believe that the performance-based portion of the compensation provided to our executive officers and other employees does not encourage risk-taking that would be inconsistent with the interests of our stockholders. We believe that our compensation programs are designed to encourage our executive officers and other employees to be focused on both short-term and long-term strategic goals, consistent with our pay-for-performance compensation philosophy.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers, and employees permits our officers, directors, and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

Compensation Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee reviewed and discussed the disclosure included in the Executive Compensation section of this Proxy Statement with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the disclosure included in the Executive Compensation section be included in this Proxy Statement for the year ended December 31, 2018, for filing with the SEC.

THE COMPENSATION COMMITTEE

James A. Bristol, Ph.D. Dennis L. Walsh

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2018. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors in 2018. We reimburse non-employee directors for reasonable travel expenses. Michael D. Taylor, our former President and Chief Executive Officer, received no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Michael D. Taylor as an employee during 2018 is presented in the “Summary Compensation Table—2018 and 2017 Fiscal Years.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Patricia L. Allen (2)	65,000	202,645	—	267,645
Edward J. Benz, Jr. M.D. (3)	57,500	202,645	—	260,145
James A. Bristol, Ph.D. (4)	93,750	202,645	—	296,395
Steven L. Hoerter (5)	42,188	405,108	—	447,296
John R. Martin (6)	53,750	202,645	—	256,395
Liam Ratcliffe, M.D., Ph.D. (7)	55,000	202,645	—	257,645
Michael J. Ross, Ph.D. (8)	57,500	202,645	—	260,145
Dennis L. Walsh (9)	60,625	202,645	—	263,270

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2018 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Result of Operations.” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.

(2)	As of December 31, 2018, Ms. Allen held unexercised options to purchase 54,414 shares.
(3)	As of December 31, 2018, Dr. Benz held unexercised options to purchase 54,414 shares.
(4)	As of December 31, 2018, Dr. Bristol held unexercised options to purchase 299,510 shares.
(5)	As of December 31, 2018, Mr. Hoerter held unexercised options to purchase 24,000 shares.
(6)	As of December 31, 2018, Mr. J. Martin held unexercised options to purchase 64,000 shares.
(7)

As of December 31, 2018, Dr. Ratcliffe held unexercised options to purchase 64,000 shares. On February 15, 2019, Dr. Ratcliffe provided the Company with notice of his resignation from the Board of Directors, effective as of February 22, 2019.

(8)	As of December 31, 2018, Mr. Ross held unexercised options to purchase 64,000 shares.
(9)	As of December 31, 2018, Mr. Walsh held unexercised options to purchase 64,000 shares.

In September 2017, our Board of Directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber nonemployee directors. Under the policy, all non-employee directors will be paid cash compensation as set forth below, with the exception of Dr. Taylor whose compensation as a non-employee director will be governed by his Transition Agreement:

Annual Retainer
Board of Directors:
All nonemployee members	$50,000
Additional retainer for chair	$30,000
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$7,500
Non-Chairperson members	$3,750

In addition to the cash retainers set forth above, each non-employee director will be granted an initial equity retainer and an annual equity retainer in such amounts and on such terms as authorized by our Board of Directors. We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board of Directors and committee meetings.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2018, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary or call us at (781) 209-6400. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL MEETING OF DECIPHERA PHARMACEUTICALS, INC.

Date:	Tuesday June 11, 2019
Time:	3:00 P.M. (Local Time)
Place:	Goodwin Procter LLP, 100 Northern Ave., Boston, MA 02210

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect two members of the Board of Directors. The Board intends to present for election the following two current director nominees as Class II directors:
Nominees:
(01) Steven L. Hoerter

(02) John R. Martin

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate, if applicable. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Deciphera Pharmaceuticals, Inc.

to be held on Tuesday June 11, 2019

for Holders as of April 12, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/DCPH	855-635-6590

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Steven L. Hoerter and Thomas P. Kelly, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Deciphera Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PROXY TABULATOR FOR DECIPHERA PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903